Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Revlon, Inc.:
We consent to the use of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference in the Form S-3 registration statement of Revlon, Inc., and to the reference to our firm under the heading “Experts” in the Form S-3 registration statement of Revlon, Inc.

/s/ KPMG LLP
New York, New York
September 3, 2010